Exhibit 10.4
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”), by and between Aviv Asset Management, L.L.C. (the “Company”), Aviv Healthcare Properties Operating Limited Partnership (the “Partnership”) and Aviv REIT, Inc. (the “Parent”) and Samuel H. Kovitz (the “Executive”), is entered into as of , 2009.
     WHEREAS, the Company desires to continue to employ and, as described below, the Partnership and the Parent desire to obtain the services of, the Executive in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth, and the Executive desires to continue to be employed by the Company on such terms and conditions and for such consideration.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company, the Partnership and the Parent as follows:
     1. Term. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company and, as described below, the Partnership and the Parent, subject to the terms and conditions of this Agreement, for the period commencing on the consummation of the initial public offering (“IPO”) of the Parent (the “Effective Date”) and ending on December 31, 2012 (the “Employment Period,” including any extensions described herein); provided that, on December 31, 2012 and each annual anniversary of such date thereafter (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated in accordance with the provisions of Section 3 hereof, the Employment Period shall be automatically extended so as to terminate one year from such Renewal Date, unless, at least six (6) months prior to the Renewal Date, the Company or the Executive shall give notice to the other party that the Employment Period shall not be so extended.
     2. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, the Executive shall serve as Executive Vice President, General Counsel and Secretary of the Company, and will perform such duties and responsibilities as are consistent with such title and position with the Company and as may be reasonably assigned to the Executive from time to time by the Chief Executive Officer and President of the Company (the “CEO”). In the performance of such duties and responsibilities, the Executive may be required to provide certain material services to the Partnership, and certain minimal services to the Parent and the Company’s other affiliates which are incidental to his duties as Executive Vice President, General Counsel and Secretary of the Company, including but not limited to serving as Executive Vice President, General Counsel and Secretary of the Parent, and for which the Executive will not receive any compensation or benefits from such entities. During the Employment Period, Executive shall perform his services at the headquarters of the Company in the Chicago, Illinois area, and shall travel for business purposes to the extent necessary or appropriate in the performance of such services.
     (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business time to the business and affairs of the Company and its affiliates, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions and manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement and the Executive complies with applicable provisions of the Parent’s Code of Business Conduct and Ethics and any similar Company policy.
     (b) Compensation and Benefits (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of $261,363. The Executive’s Annual Base Salary shall be reviewed for increase (but not decrease) at least annually by the Compensation Committee of the Board of Directors of the Parent (the “Compensation Committee”) pursuant to its normal performance review policies for senior executives and any such increased amount shall become the Annual Base Salary hereunder.
     (ii) Annual Incentive. In addition to the Annual Base Salary, the Executive shall be eligible to receive beginning in 2010, for each fiscal year of the Company or portion of a fiscal year ending during the Employment Period, an annual incentive award (the “Annual Incentive Award”) pursuant to the terms of the Company’s Annual Incentive Award Plan, as in effect from time to time, based on a target percentage of the Annual Base Salary paid to the Executive during such fiscal year of not less than 40% (the “Target Annual Incentive Award”). The Executive acknowledges that his actual annual incentive award will be at the sole discretion of the Compensation Committee and may vary and range from 0% to 200% of the target amount, depending on actual performance of the Company and its affiliates and the Executive. For the 2009 fiscal year, the Executive will continue to be eligible to receive an incentive award under the Company’s annual incentive program in existence on the Effective Date at a target percentage of 25% of Annual Base Salary.
     (iii) Long-Term Incentive. In addition to the Annual Base Salary and participation the Annual Incentive Award Plan or its predecessor, as applicable, the Executive shall be eligible to participate during the Employment Period in the Company’s 2009 Long-Term Incentive Plan or any successor plan and any similar equity plans or programs established by the Company, the Partnership or the Parent for the benefit of the Company’s employees (“Long-Term Incentive Programs”), as may be in effect from time to time, in accordance with the terms and conditions of any such Long-Term Incentive Programs; provided that, the Executive’s participation in such Long-Term Incentive Programs shall be at a level which, when compared to other senior executives of the Company, takes into account the Executive’s position and duties as set forth in Section 2. Upon the Effective Date, the Executive shall receive an IPO-equity award described in the IPO prospectus (the “IPO Grant”).
     (iv) Benefits. During the Employment Period, the Executive shall be entitled to those employee and fringe benefits and perquisites which the Company from time to time generally makes available to its senior executives (“Benefits”) subject to the terms and conditions of such benefit plans or programs. The Benefits shall include, without limitation, medical insurance, dental insurance, vision insurance, life insurance, paid annual vacation, participation in the Company’s 401(k) plan, and such other benefits as the Company or the Compensation Committee may determine from time to time. The Company intends to provide the same level of Benefits to the Executive during the Employment Period as it does on the Effective Date, but reserves the right to amend or cancel any such plan, practice, policy or program in its sole discretion, subject to the terms of such plan, practice, policy or program and applicable law.
     (v) Expenses. During the Employment Period, the Executive shall be entitled to receive reimbursement promptly for all reasonable business expenses, including travel, incurred by the Executive in accordance with the Company’s policies.
     3. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred during the Employment Period, it may provide the Executive with written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive’s employment. For purposes of this Agreement, “Disability” shall mean the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
     (b) Cause. The Company may terminate the Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean:
     (i) being convicted of, or pleading guilty or nolo contendere to, a charge of commission of a felony or a misdemeanor involving moral turpitude;
     (ii) engaging in any theft, misappropriation, embezzlement or similar financial fraud or reckless or willful destruction of the Company’s property, or willful or reckless violation of the Company’s insider trading policy;
     (iii) any willful and continued failure of the Executive to perform substantially the Executive’s duties (as contemplated by Section 2(a)) with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the CEO that specifically identifies the manner in which the Company believes that the Executive has not substantially performed the Executive’s duties;
     (iv) any willful or reckless engaging by the Executive in illegal conduct or gross misconduct that is materially injurious to the Company’s business, financial condition or reputation;
     (v) any willful or reckless breach of a statutory or common law duty of loyalty to the Company that is materially injurious to the Company’s business, financial condition or reputation;

     (vi) any willful and material violation of the Parent’s Code of Business Conduct and Ethics or any similar Company policy; or
     (vii) any material breach of the Executive’s obligations under this Agreement, including Section 6.
No act, or failure to act, shall be considered “willful” if it is done, or omitted to be done, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Parent (the “Board”) or based upon the advice of counsel for the Company. With respect to the conduct described in Sections 3(b)(ii) through 3(b)(vii) above, the Company shall provide the Executive with written notice setting forth the details of any claimed breach and in the case of the conduct described in Section 3(b)(iii) above, the Executive shall have a reasonable period of time (not less than thirty (30) days) to cure such claimed breach. For purposes of this Section 3(b), references to the “Company” shall mean the Company as hereinbefore defined and its affiliates.
     (c) Notice of Termination. Any termination of the Executive’s employment by the Company or the Executive (other than as a result of the Executive’s death) shall be communicated by Notice of Termination (as defined below) to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that (i) indicates the termination provision in this Agreement relied upon and (ii) specifies the termination date (which date shall be not more than thirty (30) days (thirty-one (31) days with respect to the Executive’s termination of employment for Good Reason in accordance with Section 3(f)) after the giving of such notice) if the Date of Termination (as defined below) is other than the date of receipt of such notice. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
     (d) Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the last day the Executive is employed by the Company and its affiliates, provided that the Executive’s employment is terminated in accordance with the provisions of this Section 3 and such termination constitutes a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h).
     (e) Change in Control. For purposes of this Agreement, a “Change in Control” shall mean the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Parent during the Employment Period, as determined in accordance with this Section 3(e). In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Parent, the following provisions shall apply:
     (i) A “change in the ownership” of the Parent shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Parent that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Parent, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(v). If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of the Parent, or to have effective control of the Parent within the meaning of clause (ii) of this Section 3(e), and such person or group acquires additional stock of the Parent, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of the Parent.
     (ii) A “change in the effective control” of the Parent shall occur on either of the following dates:
     (A) The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Parent possessing 30% or more of the total voting power of the stock of the Parent, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vi). If a person or group is considered to possess 30% or more of the total voting power of the stock of the Parent, and such person or group acquires additional stock of the Parent, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of the Parent; or
     (B) The date on which a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vi).
     (iii) A “change in the ownership of a substantial portion of the assets” of the Parent shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Parent that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Parent immediately before such acquisition or acquisitions, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the Parent, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vii)(B).
     (f) Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s prior consent:
     (i) any material diminution in the Executive’s Annual Base Salary;
     (ii) any material diminution in the Executive’s authority, duties or responsibilities (as contemplated by Section 2(a));

(iii) any material diminution in the budget over which the Executive retains authority;
(iv) any material change in the geographic location (as contemplated by Section 2(a)) at which the Executive must perform services; or
(v) any other action or inaction of the Company, the Partnership or the Parent that constitutes a material breach of this Agreement;
provided that, the Executive must notify the Company of his intention to terminate his employment by written notice in accordance with Section 3(c) of this Agreement; and provided, further, that:
     (A) such notice shall be provided to the Company within ninety (90) days of the initial existence of such event; and
     (B) the Company shall have thirty (30) days to cure such event after receipt of such notice.
     4. Obligations of the Company upon Termination. (a) By the Company Other Than for Cause, Death, Disability or Non-Extension of the Employment Period or by the Executive for Good Reason. If, during the Employment Period, the Executive’s employment with the Company is terminated by the Company other than for Cause, death, Disability or non-extension of the Employment Period or by the Executive for Good Reason, the Company shall pay or provide to the Executive:
(i) The Executive’s “Accrued Obligations” which include, to the extent not theretofore paid:
     (A) the Executive’s Annual Base Salary earned through the Date of Termination;
     (B) the Executive’s Benefits, including accrued vacation pay, vested or earned through the Date of Termination;
     (C) the Executive’s Annual Incentive Award for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such award has been earned but has not been paid as of the Date of Termination;
     (D) the Executive’s vested awards, if any, under the Long-Term Incentive Programs; and
     (E) the Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Company policy.

     (ii) The following severance benefits, subject to the Executive signing and not revoking a release of claims within the timeframe and in the form prescribed by the Company; provided that, such release shall not require the Executive to release any rights to Accrued Obligations, indemnification described in Section 8 or any amount of such severance benefits solely by signing and continuing to comply with such release and this Agreement:
     (A) an amount equal to one (1) times the Executive’s Annual Base Salary described in Section 2(b)(i);
     (B) an amount equal to one (1) times the Executive’s Target Annual Incentive Award described in Section 2(b)(ii);
     (C) the Annual Incentive Award that the Executive would have earned, if any, for the fiscal year in which the Date of Termination occurs (as determined by the Company after the end of such fiscal year when other Annual Incentive Awards are determined), multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company during the fiscal year in which the Date of Termination occurs, and the denominator of which is three hundred sixty five (365) (the “Pro Rata Annual Incentive Award”);
     (D) all unvested awards held by the Executive under the Long-Term Incentive Programs shall become vested as to the tranche of such awards next scheduled to vest on or after the Date of Termination and each such award, and each already vested award described in Section 4(a)(i)(D), which is a stock option shall continue to be exercisable for the remainder of its term; provided, that, this Section 4(a)(ii)(D) shall not apply to the Executive’s restricted stock award which will be granted to the Executive in connection with the IPO in substitution of the restricted Class D Units of Aviv Healthcare Properties Limited Partnership which were granted to the Executive prior to the IPO (the “Substitute Incentive Award”);
     (E) the premium costs for medical, dental and vision coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), for the Executive and, where applicable, his spouse or dependents, to the extent elected by the Executive under the applicable Company plans, for a period ending on the earlier of (1) twelve (12) months following the Date of Termination and (2) the date on which the Executive obtains employment with a new employer; and
     (F) outplacement services, the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion, provided that the cost of such outplacement shall not exceed $15,000; and provided, further, that such outplacement benefits shall be reasonable and shall end on the earlier of (1)

twelve (12) months following the Date of Termination and (2) the date on which the Executive obtains employment with a new employer.
     (b) Following a Change in Control, by the Company Other Than for Cause, Death, Disability or Non-Extension of the Employment Period or by the Executive for Good Reason. If, during the Employment Period and within the twenty-four (24) month period immediately following a Change in Control, the Executive’s employment with the Company is terminated by the Company other than for Cause, death, Disability or non-extension of the Employment Period or by the Executive for Good Reason, the Company shall, in lieu of the payments described in Section 4(a), pay or provide to the Executive:
     (i) The Executive’s Accrued Obligations.
     (ii) The following severance benefits, subject to the Executive signing and not revoking a release of claims within the timeframe and in the form prescribed by the Company; provided that, such release shall not require the Executive to release any rights to Accrued Obligations, indemnification described in Section 8 or any amount of such severance benefits solely by signing and continuing to comply with such release and this Agreement:
     (A) an amount equal to two (2) times the Executive’s Annual Base Salary described in Section 2(b)(i);
     (B) an amount equal to two (2) times the Executive’s Target Annual Incentive Award described in Section 2(b)(ii);
     (C) the Pro Rata Annual Incentive Award, if any, with respect to the fiscal year in which the Date of Termination occurs;
     (D) all unvested awards held by the Executive under the Long-Term Incentive Programs shall become vested as to the tranche of such awards next scheduled to vest on or after the Date of Termination and each such award, and each already vested award described in Section 4(a)(i)(D), which is a stock option shall continue to be exercisable for the remainder of its term; provided, that, this Section 4(b)(ii)(D) shall not apply to the Substitute Incentive Award and the IPO Grant; and
     (E) the premium cost for medical, dental and vision coverage under COBRA for the Executive and, where applicable, his spouse or dependents, to the extent elected by the Executive under the applicable Company plans, for a period ending on the earlier of (1) eighteen (18) months following the Date of Termination and (2) the date on which the Executive obtains employment with a new employer.

     (c) Taxes and Payment. Subject to applicable payroll or other taxes required to be withheld:
     (i) any amount described in Section 4(a)(i)(A) above shall be paid in accordance with the Company’s payroll practice;
     (ii) any Benefits or amount described in Section 4(a)(i)(B) or (E) above shall be paid within thirty (30) days after the Date of Termination (or earlier if required by law) in a lump sum cash amount, of if applicable in accordance with the plan or program covering such Benefit;
     (iii) any amount described in Section 4(a)(i)(C) or payable pursuant to Section 4(a)(ii)(C) or 4(b)(ii)(C) above shall be paid when paid to other senior executives of the Company;
     (iv) any equity awards described in Section 4(a)(i)(D), 4(a)(ii)(D) and 4(b)(ii)(D) shall be exercisable or paid in accordance with the applicable Long-Term Incentive Program and award agreement (after giving effect to the provisions of said Section 4(a)(i)(D), 4(a)(ii)(D) or 4(b)(ii)(D), as applicable); and
     (v) any amount payable pursuant to Section 4(a)(ii)(A) or (B) or 4(b)(ii)(A) or (B) in a lump sum within thirty (30) days after the Date of Termination.
     (d) Death; Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive or his legal representatives under this Agreement, other than:
     (i) the payment of Accrued Obligations to the Executive or the Executive’s estate or beneficiary, as applicable, at the time described in Section 4(c); and
     (ii) all unvested awards held by the Executive under the Long-Term Incentive Programs shall become vested as to the tranche of such awards next scheduled to vest on or after the Date of Termination and each such award, and each already vested award described in Section 4(a)(i)(D), which is a stock option shall continue to be exercisable for the remainder of its term; provided that, all such awards described in this Section 4(d)(ii) shall be exercisable or paid in accordance with the applicable Long-Term Incentive Program and award agreement (after giving effect to this Section 4(d)(ii)); and provided, further, that this Section 4(d)(ii) shall not apply to the Substitute Incentive Award.
     (e) Cause; By the Executive without Good Reason; Non-Extension. If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason during the Employment Period, or as a result of the non-extension of the Employment Period by the Company or the Executive pursuant to Section 1, this Agreement shall terminate without further obligations to the Executive under this Agreement, other than the payment of Accrued Obligations which shall be paid to the Executive at the time described in Section 4(c).

     5. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.
     6. Restrictive Covenants. (a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its businesses, that shall have been obtained by the Executive during the Executive’s employment by the Company and that shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.
     (b) Non-competition. During the period commencing on the Effective Date and ending on the twelve (12) month anniversary of the Date of Termination (the “Covenant Period”), the Executive shall not, directly or indirectly or through another, be or become an officer, director, partner or employee of or consultant to or act in any managerial capacity with or own any equity interest in any Competitive Business Entity (as defined below); provided, however, that ownership of less than five percent (5%) of any privately-held entity or one percent (1%) of the outstanding equity securities of any entity listed on any national securities exchange or traded on the National Association of Securities Dealers Automated Quotation System shall not be prohibited hereby; and provided, further, that such one year period shall not apply if the Executive’s employment terminates on December 31, 2012 or any Renewal Date as a result of a non-extension of the Employment Period pursuant to Section 1 above. A “Competitive Business Entity” is any entity that competes with the Company in the ownership, acquisition, development and leasing of healthcare facilities of the type (i) owned by the Company during the Employment Term or (ii) with respect to which the Company has taken significant steps to purchase as evidenced by any action of the Board during the Employment Period, including but not limited to skilled nursing facilities, in any state of the United States.
     (c) Non-solicitation of Employees. During the Covenant Period, the Executive shall not, directly or indirectly, except in the course of the performance of his duties hereunder:
     (i) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company, on the one hand, and any employee thereof, on the other hand;
     (ii) hire any person who was an employee of the Company until six (6) months after such individual’s employment relationship with the Company has been terminated; or
     (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company, on the other hand
; provided that, solicitations incidental to general advertising or other general solicitations in the ordinary course not specifically targeted at such persons and employment of any person not otherwise solicited in violation hereof shall not be considered a violation of this Section 6(c).
     (d) Prior Notice Required. The Executive hereby agrees that, prior to accepting employment with any other person or entity during the Covenant Period, the Executive will provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered simultaneously to the General Counsel of the Company.
     (e) Documents; Conduct. The Executive hereby expressly covenants and agrees that:
     (i) Following termination of the Executive’s employment with the Company for any reason or at any time upon the Company’s request, the Executive will promptly return to the Company all property of the Company in his possession or control (whether maintained at his office, home or elsewhere), including, without limitation, all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the Company or its respective personnel or affairs.
     (ii) The Executive will not at any time denigrate, ridicule or intentionally criticize the Company or any of its respective products, properties, employees, officers or directors, including, without limitation, by way of news interviews, or the expression of personal views, opinions or judgments to the news media; provided, however, that this Section 6(e)(ii) shall not prevent the Executive from having any communications with the Executive’s immediate family, financial advisors, tax advisors, accountants or attorneys or from giving testimony pursuant to compulsory process of law.
     (f) Executive Covenants Generally.
     (i) The Executive’s covenants as set forth in this Section 6 are from time to time referred to herein as the “Executive Covenants.” If any of the Executive Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Executive Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining Executive Covenants shall not be affected thereby; provided, however, that if any of the Executive Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Executive Covenant will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.
     (ii) The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company, but the Executive nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive has carefully considered the nature and extent of the restrictions placed upon him by this Section 6, and hereby acknowledges and agrees that the same are reasonable in time and territory and do not confer a benefit upon the Company disproportionate to the detriment of the Executive.
     (g) Enforcement. The parties hereto agree that the Company would be damaged irreparably in the event that any provision of this Section 6 was not performed in accordance with its terms or was otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its respective successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Executive agrees that the Executive will submit to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to enforce an arbitration award against the Executive or to obtain interim injunctive or other relief pending an arbitration decision.
     (h) Interpretation. For purposes of this Section 6, references to the “Company” shall mean the Company as hereinbefore defined and its affiliates.
     7. Legal Fees. The Company shall promptly reimburse the Executive for any reasonable legal fees and expenses incurred by the Executive in connection with the review of this Agreement and any documents ancillary thereto.
     8. Indemnification. To the fullest extent permitted by the indemnification provisions of the laws of the state or jurisdiction of the Company’s, the Partnership’s or the Parent’s, as applicable, organization in effect from time to time, and subject to the conditions thereof, the Company, the Partnership or the Parent shall:
     (i) indemnify the Executive against all liabilities and reasonable expenses that the Executive may incur in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because the Executive is or was an officer or director of or service provider to the Company, the Partnership, the Parent or any of their respective affiliates; and
     (ii) pay for or reimburse the reasonable expenses upon submission of appropriate documentation incurred by the Executive in the defense of any proceeding to which the Executive is a party because the Executive is or was an officer or director of or service provider to the Company, the Partnership, the Parent or any of their respective affiliates, including an advancement of such expenses to the extent permitted by applicable law, subject to the Executive’s execution of any legally required repayment undertaking.
The preceding indemnification right shall be in addition to, and not in lieu of, any rights to indemnification to which the Executive may be entitled pursuant to the documents under which the Company, the Partnership or the Parent, as applicable, is organized as in effect from time to time and shall not apply with respect to any action or failure to act by the Executive which constitutes willful misconduct or bad faith on the part of the Executive. The indemnification rights of the Executive in this Section 8 are referred to below as the “Indemnification Provisions.” The rights of the Executive under the Indemnification Provisions shall survive the cessation of the Executive’s employment with the Company or performance of services for the Partnership or the Parent. During the Employment Period, the Company, the Partnership or the Parent shall also maintain a directors’ and officers’ liability insurance policy, or an equivalent errors and omissions liability insurance policy, covering the Executive with reasonable scope, exclusions, amounts and deductibles based on the Executive’s positions with the Company, the Partnership and the Parent.
     9. Arbitration. Except as otherwise set forth in Section 6 hereof, any dispute or controversy between the Company or its respective affiliates (including the Partnership and the Parent) on the one hand, and the Executive on the other hand, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by final and binding arbitration in Cook County, Illinois administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.
     In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 9, the non-prevailing parties shall be required to pay the reasonable attorney’s fees and expenses of the prevailing parties, except that if in the opinion of the arbitrator deciding such action there is no prevailing party, each party shall pay its own attorney’s fees and expenses. For purposes of complying with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”):
     (a) The right of the Executive to reimbursement of attorney’s fees or expenses pursuant to this Section 9 shall apply until the tenth (10th) anniversary of the expiration of the Employment Period.
     (b) The amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.
     (c) The reimbursement of an expense must be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred.

     (d) The right to reimbursement is not subject to liquidation or exchange for another benefit.
     10. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
     (b) This Agreement shall inure to the benefit of and be binding upon the Company, the Partnership and the Parent and their respective successors and assigns.
     (c) The Company, the Partnership and the Parent will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, the Partnership or the Parent, respectively, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company, the Partnership or the Parent, as applicable, would be required to perform it if no such succession had taken place.
     (d) The Partnership and the Parent guarantee the payment and provision of all compensation and benefits due to the Executive under this Agreement, and if such amounts are not timely paid or provided by the Company, such amounts and benefits shall be paid or provided by the Partnership or the Parent.
     11. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file at the Company.

If to the Company, the Partnership or the Parent:	Aviv REIT, Inc. 303 West Madison Street, Suite 2400 Chicago, IL 60606 Attention: Chief Executive Officer and President
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     (d) The Company may withhold from any amounts payable under this Agreement such federal, state, local or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
     (f) Any provision of this Agreement that by its terms continues after the expiration of the Employment Period or the termination of the Executive’s employment shall survive in accordance with its terms.
     12. Gross-Up Payments. (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment (as defined below) would be subject to the Excise Tax (as defined below), then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, but excluding any taxes and penalties imposed pursuant to Section 409A of the Code, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 12, if it shall be determined that the Executive would otherwise be entitled to the Gross-Up Payment, but that the Parachute Value (as defined below) of all Payments does not exceed 110% of the Safe Harbor Amount (as defined below), then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced, as determined by the Company in its sole discretion, so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The Company’s obligation to make Gross-Up Payments under this Section 12 shall not be conditioned upon the Executive’s termination of employment.
     (b) Subject to the provisions of Section 12(c), all determinations required to be made under this Section 12, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized certified public accounting firm as may be designated by the Company and reasonably acceptable to the Executive (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the applicable change in control, or for the Company following the applicable change in control, the Company shall appoint another nationally recognized accounting firm reasonably acceptable to the Executive to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 12(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
     (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:
     (i) give the Company any information reasonably requested by the Company relating to such claim;
     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
     (iii) cooperate with the Company in good faith in order to effectively contest such claim; and
     (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 12(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     (d) If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive’s behalf pursuant to Section 12(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 12(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 12(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     (e) Any Gross-Up Payment, as determined pursuant to this Section 12, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 12 that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section 12, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.
     (f) Definitions. The following terms shall have the following meanings for purposes of this Section 12.
     (i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
     (ii) “Parachute Value” of a Payment shall mean the present value as of the date of the applicable change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section

280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
     (iii) “Payment” shall mean any payment, distribution or benefit in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.
     (iv) The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
     13. Code Section 409. This Agreement is intended to be exempted from the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent. The Executive hereby agrees that the Company may, without further consent from the Executive, make any and all changes to this Agreement as may be necessary or appropriate to avoid the imposition of additional taxes or penalties on the Executive pursuant to Section 409A of the Code, while not substantially reducing the aggregate value to the Executive of the payments and benefits to, or otherwise adversely affecting the rights of, the Executive under this Agreement. In the case of any reimbursement payment which is required to be made “promptly” under this Agreement, such payment will be made in all instances no later than December 31 of the calendar year following the calendar year in which the obligation to make such reimbursement arises. Notwithstanding the foregoing, if any payments or benefits under this Agreement become subject to Section 409A of the Code, then for the purpose of complying therewith, to the extent such payments or benefits do not satisfy the separation pay exemption described in Treasury Regulation § 1.409A-1(b)(9)(iii) or any other exemption available under Section 409A of the Code (the “Non-Exempt Payments”), if the Executive is a specified employee as described in Treasury Regulation § 1.409A-1(i) on the Date of Termination, any amount of such Non-Exempt Payments which would be paid prior to the six-month anniversary of the Date of Termination shall instead be accumulated and paid to the Executive in a lump sum payment within five (5) business days after such six-month anniversary.

     IN WITNESS WHEREOF, the Company, the Partnership and the Parent have each caused this Agreement to be signed by its duly authorized officer, and the Executive has executed this Agreement, as of the day and year first written above.

SAMUEL H. KOVITZ

AVIV ASSET MANAGEMENT, L.L.C.
By:

Name:
Title:

AVIV HEALTHCARE PROPERTIES OPERATING LIMITED PARTNERSHIP
By:

Name:
Title:

AVIV REIT, INC.
By:

Name:
Title: